Exhibit 99.1

Intersect ENT Reports Preliminary Fourth Quarter and Full Year 2018 Revenue

MENLO PARK, Calif.—(BUSINESS WIRE)—Jan. 7, 2019—Intersect ENT, Inc. (NASDAQ: XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported preliminary unaudited revenue for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Preliminary Revenue

Preliminary unaudited revenue for the full year 2018 is expected to be in the range of $108.3 to $108.5 million, an increase of 12-13% compared to $96.3 million for 2017. Preliminary unaudited revenue for the fourth quarter of 2018 is expected to be in the range of $32.6 to $32.8 million, an increase of 11% compared to $29.5 million for the fourth quarter of 2017. These revenue ranges include preliminary SINUVA® revenue of approximately $2.8 million for the full year 2018 and $1.2 million for the fourth quarter of 2018. The remaining revenue was comprised of sales of the PROPEL® family of products.

The fourth quarter and full year 2018 revenue included in this release are preliminary and prior to the completion of review and audit procedures by Intersect ENT’s external auditors, and are therefore subject to adjustment. Intersect ENT expects to provide fourth quarter and full year 2018 financial results and further 2019 guidance during its fourth quarter 2018 earnings call in late February 2019.

2019 Revenue Outlook

The company forecasts full year 2019 revenue in the range of $123 to $127 million and first quarter revenue in the range of $26.0 to $26.5 million.

About Intersect ENT®

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits, please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The preliminary unaudited results contained in this press release and the forecasts regarding Intersect ENT’s future performance are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties and are subject to quarter-end closing adjustments. These statements and risks include Intersect ENT’s view of preliminary fourth quarter and full year 2018 revenue, including preliminary SINUVA revenue, and projections of first quarter and full year 2019 revenue. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

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